KRANESHARES TRUST

SENIOR FINANCIAL OFFICER CODE OF ETHICS

Purposes of the Code

The reputation and integrity of KraneShares Funds (the “Trust”) are valuable assets that are vital to the Trust’s success. Each officer and employee of the Trust, including each of the Trust’s senior financial officers (“SFOs”), is responsible for conducting the Trust’s business in a manner that demonstrates a commitment to the highest standards of integrity. SFOs include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any person who performs a similar function.

The Trust has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act of 1940, as amended. The Trust’s Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or trustees know about present or future fund transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Trust has chosen to adopt a SFO code of ethics (“SFO Code”) for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), and in other public communications made by the Trust;
•	Compliance with applicable laws and governmental rules and regulations;
•	The prompt internal reporting of violations of the SFO Code to an appropriate person or persons identified in the SFO Code; and
•	Accountability for adherence to the SFO Code.

This SFO Code should be read in conjunction with the Trust’s other policy statements, including its Rule 17j-1 Code of Ethics and its Disclosure Controls and Procedures.

Principles for the Handling of Financial Information and Avoiding Conflicts of Interest

The Trust has adopted the following principles to govern the manner in which SFOs perform their duties. Persons subject to these guidelines include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any officer or employee who performs a similar function or who participates in the preparation of any part of the Trust’s financial statements. Specifically, persons subject to this SFO Code shall:

•	Act with honesty and integrity

•	Avoid actual or apparent conflicts of interest with the Trust in personal and professional relationships

•	Provide information to the employees and service providers (adviser, sub-adviser, administrator, independent registered public accounting firm, outside counsel, custodian, etc.) of the Trust that is accurate, complete, objective, relevant, timely, and understandable

•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Trust’s periodic reports

•	Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or subordinating independent judgment to another end

•	Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated

•	Record (or participate in the recording of) entries in the Trust’s books and records that are accurate

•	Refrain from using confidential information for personal advantage

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the SFOs, Trust’s Chief Compliance Officer (“CCO”) or Fund counsel, as appropriate.

Violations of the Code

Any action that directly or indirectly contravenes one or more of the Principles outlined above shall be treated as a violation of this SFO Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this SFO Code, regardless of whether this SFO Code refers to that particular conduct.

A violation of this SFO Code may result in disciplinary action, up to and including termination of employment.The Trust must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.

Enforcement of the SFO Code

Violations

All persons subject to this SFO Code who observe, learn of, or, in good faith, suspect a current or threatened violation of the SFO Code must immediately report the violation in writing to the Trust’s CCO, another member of the Trust’s senior management, or to the Audit Committee of the Board. An example of a possible SFO Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

Disclosure of Existing or Potential Conflicts of Interest

All persons subject to this SFO Code shall file a letter (a “Disclosure Letter”) regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Trust within ten days of becoming aware of such transaction or relationship. A Disclosure Letter should be prepared regarding these transactions or relationships whether you are involved or have only observed the transaction or relationship. All Disclosure Letters shall be submitted to the CCO, or if it is not possible to disclose the matter to the CCO, then the Disclosure Letter shall be submitted to another member of the Trust’s senior management or to the Audit Committee of the Board.

An executive officer of the Trust or the Audit Committee will review all Disclosure Letters and determine whether further action is warranted. All determinations will be documented in writing and will be maintained by the CCO or other appropriate officers of the Trust.

Outside Service Providers

Because service providers to the Trust, such as the administrator, independent registered public accounting firm, and custodian, provide much of the work relating to the Trust’s financial statements, all persons subject to this SFO Code should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. SFOs should report these actions to the CCO even if he or she knows, or thinks, that the service provider has its own code of ethics covering persons who are Trust SFOs or employees.

Non-Retaliation Policy

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Annual Certification

SFOs will receive training on the contents and importance of this SFO Code and related policies and the manner in which violations must be reported and how Disclosure Letters must be submitted.Each SFO will be asked to certify on an annual basis that he or she is in full compliance with the SFO Code and any related policy statements.

Questions about the Code

The Trust’s Board has designated the Trust’s CCO to implement and administer this SFO Code. Any questions about this SFO Code should be directed to the CCO.